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                                                                    Exhibit 13
                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

_____________________________________________
In re:                                      :      Chapter 11
                                            :
MARVEL HOLDINGS, INC. and MARVEL            :      Civil Action No. 98-81 (RRM)
(PARENT) HOLDINGS, INC.,                    :
                                            :      Jointly Administered
                           Debtors.         :
_____________________________________________


                    SUPPLEMENTAL ORDER AUTHORIZING ADDITIONAL
                    -----------------------------------------
                             DISTRIBUTION OF SHARES
                             ----------------------

         For the reasons set out by the court during the April 7, 1998 hearing, and as counsel for the Indenture Trustee represented to the court that the Noteholders' requests for distributed shares would be met by the court's authorization of an additional 21.5 million shares, and as Marvel Holdings requested that the court authorize the sale of the approximately 400,000 remaining shares it holds that the court has not yet authorized for sale,

         IT IS HEREBY ORDERED as follows:

         Pursuant to this court's amended order authorizing and approving compromise and settlement among the Indenture Trustee, the Noteholders, and the Debtors (D.I. 31) ("the Amended Order"), this court authorizes an additional distribution by LaSalle National Bank as Successor Indenture Trustee ("Indenture Trustee") for the respective Notes, of up to 21.5 million shares of Pledged Stock of Marvel Entertainment Group, Inc. ("Additional Distribution") in addition to the 12.5 million shares of Pledged Stock previously authorized for distribution under the Amended Order. Such Additional Distribution shall be distributed to the Noteholders in the same manner as set forth in the Amended Order to the Noteholders who sent Transmittal Letters (as defined in the Amended Order) to the Indenture Trustee in compliance with the terms of the Amended Order, to be allocated in the same manner as provided in the Amended Order, except the above specified 21.5 million shares shall be added to the 12.5 million shares in the Amended Order and the balance thereof shall be distributed as soon as practicable pursuant to the terms of the Amended Order.

         Holdings I is authorized to sell the remaining Unencumbered Shares (as defined in the Amended Order) that the court has not already authorized for sale. Holdings I shall hold the proceeds in the Administrative Claims

                                      -16-
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Escrow (as defined in the Amended Order) and distribute the proceeds under the terms outlined in the Amended Order.

         The court confirms its earlier findings in the Amended Order that the Additional Distribution is exempt from registration under ss. 3(a)(10) of the Securities Act of 1933, 15 U.S.C. section c(a)(10).

                                                   /s/
                                                 ----------------------------
                                                 UNITED STATES DISTRICT JUDGE


Dated: April 9,1998